Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arena Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-45330, 333-45332, 333-62894, 333-86350, 333-135398, and 333-160329) and on Form S-3 (Nos. 333-112542, 333-136023, 333-160983, 333-166481, 333-167498, and 333-177826) of Arena Pharmaceuticals, Inc. of our reports dated March 15, 2012, with respect to the consolidated balance sheets of Arena Pharmaceuticals, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Arena Pharmaceuticals, Inc.

/s/    KPMG LLP

San Diego, California

March 15, 2012